EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT ("Agreement") is made, entered into, and effective as of August 9, 1999 ("Effective Date"), by and between Jones Naughton Entertainment, Inc., a Colorado corporation (the "Company") and Jeffrey F. Reynolds ("Employee").

                                         RECITALS

WHEREAS, the Company desires to benefit from Employee's expertise and employ Employee and Employee is willing to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                         AGREEMENT

1.  Term and Duties.

The Company hereby employs Employee as Vice President and
Director of Marketing as of the Effective Date for a period of five
(5) years, at which time this Agreement shall terminate unless extended by mutual agreement of the parties. Employee shall faithfully and diligently perform all professional duties and acts as may be reasonably requested of Employee by the Company or its officers consistent with the function of a Vice President and Director of Marketing in this or a similar company.

2.  Duties.

Employee agrees to assist the Company with its marketing efforts for all business divisions, will undertake to increase the Company's advertising revenues, and to form and oversee an internal advertising agency. Employee will perform Employee's services to the best of Employee's ability. Employee agrees throughout the term of this Agreement to devote sufficient time, energy and skill to the business of the Company and to the promotion of the best interests of the Company. Employee will be provided with appropriate equipment, secretarial help, supplies, and other facilities and services suitable to Employee's position and adequate for the performance of his duties in the discretion of the Board of Directors.

3.  Compensation.

3.1 Subject to the termination of this Agreement as provided herein, the Company shall compensate Employee for his services as follows (collectively referred to as the "Compensation"):

(a) Employee shall receive an annual salary ("Salary") of Seventy Five Thousand Dollars ($75,000.00) payable in semi-monthly installments in accordance with the Company's practices, less normal payroll deductions.

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(b)  Employee shall receive, in addition to the Salary set
forth above, a cash bonus (the "Sales Bonus"), payable quarterly, equal to one fourth (1/4) of one percent (1%) of the gross sales of the Company's shopgoonline.com and Auctionomics.com divisions, or any other business division substantially similar to those divisions.

(c) In addition to the Salary and Sales Bonus set forth above, Employee shall receive a cash bonus (the "Advertising
Bonus"), payable quarterly, equal to three percent (3%) of the net (after taking into account fees, commissions, etc. payable by the Company) advertising revenues generated by the Company.

(d) In addition to the Salary, Sales Bonus and the Advertising Bonus set forth above, the Company agrees to form an internal advertising agency (the "Agency"), and Employee shall receive a cash bonus (the "Ad Agency Bonus") equal to twenty five percent (25%) of the gross revenues generated by the Agency.

(e)  In addition to the Salary, Sales Bonus, Advertising
Bonus and Ad Agency Bonus set forth above, Employee shall be granted options to acquire common stock of the Company as follows: At the end of Year 1, Employee will become eligible to purchase up to 200,000 shares of common stock at a price of $0.32 per share; at the end of each of Years 2 through 5, Employee will become eligible to purchase up to 200,000 shares of common stock at a price equal to 75% of the average closing bid price on the five (5) business days immediately preceding the anniversary date of this Agreement. All options issued hereunder shall expire two (2) years from the date of their grant.

3.2  Employee shall accrue vacation time beginning in Year
2 of this Agreement at the rate of two (2) weeks per year, up to a maximum accrual of four (4) weeks.

3.3 In addition to the Compensation set forth above, the Company shall periodically review Employee's performance and services rendered with a view to paying discretionary bonuses based upon above-average or outstanding performance for a prior period.
Any such bonuses approved by the Company shall be paid to Employee within 30 days of the grant thereof.

4.  Disclosure of Confidential Information.

4.1 Employee shall not, during the term of this Agreement and thereafter, communicate, divulge, or use for the benefit of himself or any other person, partnership, association, or corporation, either directly or indirectly, any information or knowledge concerning the Company and any information, including but not limited to pricing schedules, customer lists, communication techniques, invoicing, and billing which may be communicated to Employee by the Company during the term of this Agreement.

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4.2  Employee agrees that any and all customer lists,
pricing schedules, products, formulas, inventions, schematics, techniques, and goods created by Employee while rendering services to Company shall be considered the property of the Company which shall own all rights and interest in the same.

4.3 Employee covenants and agrees that during the term of this Agreement he will not do any act, or fail to do any act, the result of which may be prejudicial or injurious to the business and goodwill of the Company or the Agency.

5.  Expenses.

The Company shall reimburse Employee for all reasonable
business related expenses incurred by Employee in the course of his
normal duties on behalf of the Company.   In reimbursing Employee
for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by the Company and Employee. Any expenses which, individually or in the aggregate, exceed Five Hundred Dollars ($500.00) must be consented to by the Company in writing prior to being incurred by Employee.

6.  Termination.

6.1 Termination by the Company. The Company reserves the right to terminate this Agreement at any time for "cause". For the purposes of this Agreement, an event or occurrence constituting "cause" shall include, but not be limited to:

6.1.1 Employee's failure or refusal, after notice thereof, to perform specific directives of the Board of Directors of the Company, when such directives are consistent with the scope and nature of the Employee's duties and responsibilities as set forth herein or the commission of any intentional tort by the Employee against the Company, or any breach by the Employee of any of the covenants set forth in paragraphs 4 or 9 of this Agreement;

6.1.2 Drunkenness or use of drugs which interferes with the performance of Employee's obligations under this Agreement, continuing after notice thereof;

6.1.3 Any act of dishonesty or moral turpitude by the Employee which constitutes a crime under the laws of the place where the act was committed;

6.1.4 Any willful or intentional act by Employee which, although not a crime, is of such impropriety or magnitude that it substantially adversely affects the business and the reputation of the Company.

In the event Employee is terminated for cause as defined herein, Employee shall not be entitled to any bonus, termination or severance payment of any sort.

6.2  Termination upon Death or Disability.  This
Agreement shall be terminated upon the death of the Employee or, at the Company's discretion, if the Employee suffers any physical or mental disability that would prevent the performance of his duties under this Agreement. Such a termination, in the case of disability, shall be effected by giving thirty (30) days written notice of termination to Employee.

6.3 Termination with Notice. This Agreement may be terminated by either the Employee or the Company, with or without cause, by giving the other party at least ten (10) days notice in advance. In the event that this Agreement is terminated by the Company prior to the completion of the term of employment pursuant to this paragraph, Employee shall be entitled to compensation earned by and vested in him prior to the date of termination as provided for in this Agreement, computed pro-rata up to and including that date, plus Salary as follows: (i) if the termination occurs during the first year of this Agreement, Employee shall receive thirty (30) days Salary, (ii) if the termination occurs during the second year of this Agreement, Employee shall receive sixty (60) days Salary, if the termination occurs during years 3 through 5 of this Agreement, Employee shall receive ninety (90) days of Salary. In the event this Agreement is terminated by the Employee, Employee shall be entitled to compensation earned by and vested in him prior to the date of termination, but shall not be entitled to any severance payment of any sort.

7.  Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto their respective devisees, legatees, heirs, legal representatives, successors, and permitted assigns. The preceding sentence shall not affect any restriction on assignment set forth elsewhere in this Agreement.

8.  Notices.

All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notices shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. Notices shall be sent to the addresses set forth below:

If to the Company:

Jones Naughton Entertainment, Inc.
5681 Beach Boulevard, Suite 101
Buena Park, CA 90621
Attn: Joseph Naughton, Chief Executive Officer
Facsimile No.: (714) 994-3242

With a copy to:

The Law Offices of M. Richard Cutler
610 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Attn: M. Richard Cutler, Esq.
Facsimile No.: (949) 719-1988

If to the Purchaser:

Jeffrey F. Reynolds
4151 Via Marina #111
Marina del Rey, CA 90292
Facsimile No.: (310)

9.  Assignment.

Subject to all other provisions of this Agreement, any attempt to assign or transfer this Agreement or any of the rights conferred hereby, by judicial process or otherwise, to any person, firm, company, or corporation without the prior written consent of the other party, shall be invalid, and may, at the option of such other party, result in an incurable event of default resulting in termination of this Agreement and all rights hereby conferred.

10.  Choice of Law.

This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

11.  Jurisdiction.

The parties submit to the jurisdiction of the Courts of the State of California or a Federal Court empaneled in the State of California, County of Orange, for the resolution of all legal disputes arising under the terms of this Agreement, including, but not limited to, enforcement of any arbitration award.

12.  Entire Agreement.

Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

13.  Severability.

If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.


14.  Captions.

The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

15.  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

16.  Modification.

No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

17.  Waiver.

No waiver of any breach, covenant, representation, warranty or default of this Agreement by any party shall be considered to be a waiver of any other breach, covenant, representation, warranty or default of this Agreement.

18.  Interpretation

The terms and conditions of this Agreement shall be deemed to have been prepared jointly by all of the Parties hereto. Any ambiguity or uncertainty existing hereunder shall not be construed against any one of the drafting parties, but shall be resolved by reference to the other rules of interpretation of contracts as they apply in the State of California.

19.  Attorneys' Fees.

Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non-prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees.

20.   Taxes.

Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

21.  Not for the Benefit of Creditors or Third Parties.

The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement. Under no circumstances shall any third party, who is a minor, be deemed to have accepted, adopted, or acted in reliance upon this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.


"Company"                                      "Employee"


Jones Naughton Entertainment, Inc.             Jeffrey F. Reynolds


/s/ Joseph Naughton                            /s/ Jeffrey F. Reynolds
By:    Joseph Naughton
Its:   Chief Executive Officer